Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Statements” and “Appendix B – Financial Highlights” in the Information Statement/Prospectus and “Table of Contents” and “Information Incorporated by Reference” in the Statement of Additional Information included in this Registration Statement (Form N-14) of Principal Funds, Inc.

We also consent to the references to our firm under the captions “Appendix C – “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure – Policy” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated March 1, 2024, each included in Post-Effective Amendment No. 286 to the Registration Statement (Form N-1A, File No. 033-59474) of Principal Funds, Inc. filed with the Securities and Exchange Commission, and each incorporated by reference into the Information Statement/Prospectus and Statement of Additional Information included in this Registration Statement.

We also consent to the incorporation by reference of our report dated December 20, 2024, with respect to the financial statements and financial highlights of High Income Fund and High Yield Fund (two of the funds constituting Principal Funds, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 3, 2025